Exhibit (a)(1)(K)

Text of Email Sent to Partnership Interest Holders Prior to Expiration of the Offer

OFFER TO PURCHASE YOUR LIFE PARTNERS PARTNERTSHIP INTERESTS

Dear

You are receiving this email because you can receive up to $[__] if you tender your [__] IRA partnership interests (“Partnership Interests”) of Life Partners IRA Holder Partnership, LLC at a cash price of $0.15 per Partnership Interest, less any deductions, as further described in the Offers to Purchase (defined below). You should read the Offers to Purchase dated June 24, 2021 (the “Offers to Purchase”) for more complete information about the tender offers by CFunds Life Settlement, LLC to purchase up to 66,964,507 of the outstanding position holder trust interests (the “Trust Interests”) of Life Partners Position Holder Trust and up to 99,702,160 of the outstanding Partnership Interests (collectively, the “Offer”).

This is a reminder to let you know that the expiration date for the Offer is 5:00 p.m. New York City time on Thursday, July 29, 2021. While the Offer could be further extended, you should not assume it necessarily will be.

IN ORDER TO TENDER YOUR PARTNERSHIP INTERESTS, PLEASE SUBMIT A COPY OF THIS EMAIL, WHICH INCLUDES YOUR STATEMENT OF ACCOUNT BELOW, WITH A COMPLETED YELLOW ASSIGNMENT FORM AND IRS FORM W-9 PROVIDED (OR OTHER APPROPRIATE TAX FORM)

Statement of Account
Partnership Interest Holder:	Issue #:
Address:	Account:
Number of Partnership Interests Held:

If you wish to participate in the Offer, your completed Assignment Form, IRS Form W-9 (or other appropriate tax form), and any other required documents, including a copy of this email which includes your Statement of Account, must be received by Continental Stock Transfer & Trust Company, the Depositary for the Offer, no later than 5:00 p.m. New York City time on Thursday, July 29, 2021. If you hold Trust Interests and wish to tender both your Trust Interests and your Partnership Interests, you must complete a separate Assignment Form and IRS Form W-9 (or other appropriate tax form) for each and deliver a separate Statement of Account for each.

If you did not receive Offer materials or if you have any questions, please contact Offeror’s representatives, as follows: Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, or call (800) 266-3810.

Sincerely,

CFunds Life Settlement, LLC

an entity managed by Contrarian Capital Management, L.L.C.